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                                                                    EXHIBIT 99.3


                         CITIZENS BANK AND TRUST COMPANY
                               372 DELAWARE AVENUE
                          PALMERTON, PENNSYLVANIA 18071
                                 (610) 826-2457


                          NOTICE OF SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 7, 2000

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Citizens Bank and Trust Company will be held at 10:00 a..m., Eastern Standard Time, on Friday, April 7, 2000, at the main office of the Bank, 372 Delaware Avenue, Palmerton, Pennsylvania 18071. We enclose a form of proxy and a proxy statement/prospectus for the meeting.

         We are holding the meeting for the purpose of considering and acting upon the following matters:

         1. Approval and adoption of the Agreement and Plan of Reorganization, dated as of December 28, 1999, by and among Harleysville National Corporation, Citizens National Bank and Citizens Bank and Trust Company. The agreement provides that Citizens Bank and Trust Company will merge into The Citizens National Bank. Upon completion of the merger, each Citizens Bank and Trust Company shareholder will have the right to receive 166 shares of Harleysville common stock, in exchange for each share of capital stock of Citizens held by the shareholder; and

         2. Other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

         We may take action on the proposal at the meeting or on any dates to which we may adjourn the meeting. Only those shareholders whose ownership appears on the shareholder records of Citizens Bank and Trust Company at the close of business on February 11, 2000, will be entitled to receive notice of the meeting and to vote at the meeting.

         Your Board of Directors believes that this merger is in the best interests of the Bank and its shareholders. Our reasons for this belief are provided in the enclosed proxy statement/prospectus. We urge you to vote for the merger. Your participation at the meeting, in person or by sending in a completed proxy, is important. We need the affirmative vote of at least two-thirds (66.7%) of the outstanding shares of common stock to approve the merger.
         If you do not send in a completed proxy or you do not attend the meeting and vote, it has the same effect as voting against the merger. Therefore, we urge you to complete, sign, date and

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return the enclosed form of proxy in the enclosed postage-paid envelope as soon as possible so that your shares will be voted at the meeting. If you do attend the meeting and wish to vote in person, you can do so by giving written notice to the Secretary of the meeting. Your ballot at the meeting will replace your proxy.

         On behalf of the Board of Directors, I thank you for your support and recommend that you vote "FOR" approval of the agreement and merger.


                                           By Order of the Board of Directors,



                                           James A. Wimmer
                                           Chairman and President


Palmerton, Pennsylvania
February 14, 2000